Exhibit 99.1

CASCADE BANCORP

December 19, 2003

NEWS RELEASE

CONTACT:

Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205
William A. Haden, EVP, Southern Oregon Region, Cascade Bancorp (541) 773-9150
Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526

(NASDAQ: CACB)
CASCADE BANCORP (OREGON) ACQUISITION OF COMMUNITY BANK OF GRANTS PASS
RECEIVES SHAREHOLDER APPROVAL. ACQUISITION TO BE COMPLETED JANUARY 1, 2004

BEND, OR, December 19/PRNewswire-First Call/--Cascade Bancorp (Nasdaq: CACB), parent company of Bank of the Cascades, announced today that shareholders of Community Bank of Grants Pass (CBGP) voted in favor of an acquisition of the company by Cascade Bancorp. The acquisition has also received regulatory approval and will be completed on January 1, 2004.

Patricia L. Moss, President and CEO of Cascade Bancorp and Bank of the Cascades commented, “We were very pleased with the strong support by Community Bank shareholders for this acquisition. This transaction is a joining of complementary organizations and we look forward to serving the community of Grants Pass with the strong community bank team that CBGP has developed over the years.”

Dorian Corliss, CEO of CBGP said, “I am happy that our shareholders support this outstanding opportunity to partner with one of the top performing community banks in the nation. By doing so they become shareholders in both the success of an expanding Southern Oregon presence as well as the rapid growth of the Company’s other Oregon markets.” Corliss will serve the combined organization in a community relations and business development role in the Grants Pass area.

Mike Peil, President of CBGP remarked, “The partnership of these two organizations will allow for an outstanding customer experience. Our hometown bank heritage will be complimented by top-tier technology, conveniences and business banking services. This is an outstanding match for our customers, community, employees and shareholders.” Peil will continue to lead the lending team in the Josephine County market.

Bank of the Cascades Overview:
The business strategy of the Company and its principal subsidiary, Bank of the Cascades, focuses on personal-touch relationship banking, competitive financial products, and advanced technology applied for the convenience of customers. The Company strives to recruit and retain the best in-market bankers to expand its competitive advantage. In October, Cascade Bancorp was ranked by US Banker magazine as one of the top five banking teams in the nation among all banks of all sizes.

Founded in 1976, Bank of the Cascades, headquartered in Bend, Oregon, is the market share leader in one of the fastest growing regions in the Northwest. The Bank has assets of $722 million at 9/30/03 and is publicly traded on the NASDAQ exchange under the symbol CACB. A total of 15 branches, with nine throughout central Oregon, four in the Salem/Keizer area, one in Portland and one in Medford, Oregon provide full-service community banking including mortgage and private financial services. An additional Bend area branch is under construction in the Old Mill district scheduled to open in early 2004. For further information on the Company, please visit http://www.botc.com.

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